EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Three
						Months	Months
	Year Ended December 31,					Ended	Ended
	2005	2006	2007	2008	2009	3/31/2010	3/31/2010
EARNINGS
Income Before Income Taxes and Equity Earnings	$114,341	$138,289	$87,333	$129,489	$140,035	$165,002	$40,520
Fixed Charges (as below)	55,808	63,242	79,435	119,516	109,146	112,378	29,319
Total Earnings	$170,149	$201,531	$166,768	$249,005	$249,181	$277,380	$69,839

FIXED CHARGES
Interest Expense	$50,089	$55,213	$60,619	$93,150	$70,500	72,745	$18,544
Credit for Allowance for Borrowed Funds Used During Construction	1,198	2,208	9,795	19,800	29,546	30,533	8,500
Trust Dividends	(179)	(179)	(179)	(134)	-	-	-
Estimated Interest Element in Lease Rentals	4,700	6,000	9,200	6,700	9,100	9,100	2,275
Total Fixed Charges	$55,808	$63,242	$79,435	$119,516	$109,146	$112,378	$29,319

Ratio of Earnings to Fixed Charges	3.04	3.18	2.09	2.08	2.28	2.46	2.38